EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT ACQUIRES
1,072 APARTMENT UNITS FOR $157 MILLION
REIT Enters Missouri and Expands Texas Footprint

IRVINE, Calif., Sep. 1, 2015 – Steadfast Apartment REIT announced today the acquisition of four apartment communities (1,072 units) in two separate transactions for an aggregate purchase price of $157 million. The REIT now has invested approximately $844.3 million in 22 apartment communities containing 7,237 units in 10 states. Steadfast Apartment REIT plans to implement a revitalization strategy at the newly acquired properties, and will complete interior upgrades when turning the units between residents.
“We believe the apartment market is bountiful with opportunities for quality assets in diverse economies that attract a younger, well-educated workforce,” said Ella Neyland, president of Steadfast Apartment REIT. “We believe our latest purchases fit that description and are in line with Steadfast’s strategy of targeting communities in vibrant suburban settings with access to lifestyle services and downtowns that cater to the younger demographic.”

Steadfast Apartment REIT entered the Missouri market with the acquisition of Carrington Park in Kansas City. Located 15 minutes north of downtown, Carrington Park offers 298 apartment homes in one-, two- and three-bedroom configurations that average 1,112 square feet. Each unit is equipped with a chef’s kitchen, black appliance package, nine-foot ceilings with crown molding, walk-in closets, home intrusion alarm, ceiling fans and full-size washer/dryer. Forty-four apartments come with an attached garage, with seven additional detached garage buildings containing 42 parking stalls. The 38-acre property maintains an array of onsite facilities, including a fitness room, resident entertainment center with billiards, playground, resort-style swimming pool, auto detailing bay, BBQ grills and dog park. Carrington Park is currently 98% occupied.
Given the good condition of the property, Steadfast Apartment REIT plans to execute a modest value enhancement plan that will include limited interior improvements, common area upgrades and the construction of 30 additional detached garages.
Carrington Park affords residents easy access to some of the region’s largest employers and retailers, such as St. Luke’s Northland Hospital, Ford Motor Co. and Zona Rosa, a 1.3 million-square-foot-retail center. Kansas City is projected to have an increase of 75,000 – 100,000 residents over the next decade, due to the Twin Creeks infrastructure improvement currently underway that will transform 13,000 acres of previously undevelopable land into buildable commercial and residential sites.
Steadfast Apartment REIT also expanded its presence in Texas by acquiring three properties within the Dallas/Fort Worth/Arlington Metropolitan Statistical Area (“MSA”).

Kensington by the Vineyard is a 259-apartment community located in the city of Euless—approximately 30 and 20 minutes from the Dallas and Fort Worth central business districts, respectively. Constructed in 1997 on 14.7 acres, the complex comprises a leasing office, maintenance building and 37 two-story apartment buildings boasting one-, two-, three- and four-bedroom layouts. Units average 1,077 square feet with average in-place rents of $1,552. Kensington by the Vineyard is 95.8% occupied as of August 24, 2015.
On-site amenities include three swimming pools, a business center, picnic and BBQ area, 24-hour health club, coffee and tea bar, tennis court, playground and walking and jogging trails. Steadfast Apartment REIT plans to make moderate exterior upgrades and rebrand the property.
Ten miles west of Kensington by the Vineyard is The Delano at North Richland Hills in North Richland Hills. This 263-apartment community offers a healthy mix of one-, two-, three- and four-bedroom apartment homes in eight different layouts ranging from 722 – 1,954 square feet. Average in-place rents are $1,287. Delano at North Richland Hills is currently 97.3% occupied. Completing the resident experience is an assortment of amenities that include a swimming pool, sand volleyball court, 24-hour fitness center, playground, picnic area and business center. Most units come with an attached garage.
A heavy revitalization is planned for The Delano at North Richland Hills unit interiors, as well as moderate exterior enhancements and rebranding of the property.
Located within the same city, The Meadows at North Richland Hills features 252 units in two-, three- and four-bedroom designs that average 1,140 square feet with average in-place rents of $1,209. Currently 97.6% occupied, this circa-1999 property offers a full amenity package comprised of a 24-hour fitness center, sand volleyball court, two swimming pools, dog park, basketball court, tennis court, picnic area with BBQ stations and a playground.

Steadfast Apartment REIT will launch a heavy revitalization strategy to update the unit interiors and common areas, and will rebrand the property.
The Dallas/Fort Worth/Arlington MSA is the largest MSA in the South and the fourth largest in the country, marked by a steady annual population growth of approximately 2% over the past decade. Additionally, the metro boasts a strong five-year employment growth of 12.6%, projecting to add 116,500 new jobs in 2015 alone. As of May 2015, the Dallas MSA unemployment rate was 3.8%, well below the 5.5% national average.
“The Dallas/Fort Worth/Arlington MSA is a very prolific market in terms of economic growth,” said Neyland. “A few of its major employers include AT&T, JPMorgan Chase, Exxon Mobil, Neiman Marcus and airline companies, which should help support apartment demand and fundamentals. In fact, Axiometrics projects rents to grow in the Dallas/Fort Worth/Arlington MSA by 3.5% annually in the next five years.”
About Steadfast Apartment REIT
Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles.
Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.